EXHIBIT 99.1

Operator:
Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to Adept Technology’s Second Quarter of Fiscal 2013 Quarterly Earnings Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question, please press the star followed by the 1 on your touch-tone phone, and if you’d like to withdraw your question, please press the star followed by the 2. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, February 6, 2013. I would now like to turn the conference over to Mike Schradle, Chief Financial Officer. Please go ahead, sir.

Mike:
Good afternoon, everyone, and thanks for joining us. As we begin today’s call, let me remind you that during the course of this conference call we may make certain remarks regarding Adept’s expectations as to future events and future financial and operational performance plans and prospects of the company, all of which are based on the company’s position as of today, February 6, 2013. Any such forward-looking statements involve a number of risks and uncertainties and the company’s actual results could differ materially from those expressed in any of these forward-looking statements for a variety of reasons, including the risks described in today’s press release and in our annual report on Form 10-K for the fiscal year ended June 30, 2012, as well as the risks described in the company’s other SEC filings. No one should assume that any forward-looking statements made by the company remain consistent with our expectations after the date that the forward-looking statements are made.

Certain financial information that we review on today’s conference call is presented on a non-GAAP basis. The most directly comparable GAAP information and reconciliation between the non-GAAP and GAAP figures is provided in our fiscal second quarter press release which has been furnished to the SEC on Form 8-K. The press release and all financial, statistical or operational information referred to in this conference call, including the GAAP reconciliation and explanations, is also available on the Investor Relations section of our website.

Following our introductory comments, we will open the call to take your questions. I would like to now turn the conference over to John Dulchinos, our Chief Executive Officer.

John:
Thank you, Mike, and good afternoon, everyone. During the second quarter we continued to see the negative impact of a weakened consumer spending environment. As you recall, last quarter we outlined the actions that needed to be taken in order to resize the company to a reduced revenue level such that we could mitigate our cash burn and position ourselves to benefit from the return to growth of our market. While annualized revenue decline is substantial, the small sequential decline from the fiscal first quarter is in line with normal seasonal trends, indicating that we are at or near the bottom.

Last September we raised $8 million from Hale Capital Partners to strengthen our balance sheet and enable Adept to weather the significant swing in demand within our end markets. As part of this effort, we initiated a comprehensive restructuring to significantly lower the cost structure of the business. This activity, which included rationalization of European facilities, elimination of non-core activities, consolidation of senior management functions and a reduction in headcount of approximately 20 percent, is substantially complete, with the charges reflected in the fiscal second quarter and the full $6 million of annualized savings realized in the fiscal fourth quarter of 2013.

While the restructuring adversely affected our second quarter results, it materially lowered the breakeven point for the business and set in place a cost structure that will allow us to not only achieve cash flow positive at a much lower revenue level but to execute more precisely on our priorities and to grow the company as our strategic initiatives take hold.

Moving forward, we are focused on three priorities to grow our business and return to the company generating positive cash flow. The first is to launch our mobile robot product into the market; the second is to expand our packaging channel leveraging our SoftPIC technology; and the third is to revitalize our core business. Let me start with mobile.

In our mobile business, we achieved two major milestones during the quarter. First, we deployed our first Lynx robot with the code name MTX into our lead semiconductor foundry customer to autonomously transport wafer sets within the fab and automatically load and unload the process tools. This is a major step forward, as it requires a tight integration of both our autonomous mobile robot combined with traditional vision-guided robot arm technology. Our customer is able to validate the ability of our Lynx robot and Enterprise Manager to receive and execute commands from the factory management software and autonomously operate in a people multi-shift production environment. As a result of the run-off, we have received an order for the next ten systems, which we expect to deploy in the next few months, and which will bring the total to 22 robots in this first Fab.

Our second milestone was the official launch of the Lynx robot at the combined Automate and ProMat trade shows in Chicago. Automate is the robot industry’s premier US trade show event and ProMat is the US’ largest material handling trade show. Lynx was featured in the Adept booth at the Automate show and in the Dematic and KNAPP booths at the ProMat show. Dematic and KNAPP are two of the larger material handling OEMs and represent channels to market for our Lynx product and warehouse. The response to the show was tremendous and the product launch was broadly picked up across the web with Lynx-featuring member websites and a local PBS TV special on the show. The simplicity and elegance of Lynx, combined with Enterprise Manager, make Lynx a revolutionary material handing solution that combines the flexibility of people with the efficiency of automation with onboard intelligence also makes it a very scalable solution for moving goods in a factory, either as a standalone robot or an entire robot fleet which is tightly integrated into factory management software. This enables customers to start with a single Lynx and scale their solution to a fully integrated suite as they achieve ROIs on each phase of deployment.

Lynx is also a horizontal application platform capable of addressing a wide range of vertical app markets, including warehousing, semiconductor, healthcare, electronic and industrial, with the same base platform and the same fleet management software. This provides Adept with a very flexible solution and the ability to deliver vertical applications like semiconductor as well as with the channel partners for other vertical markets.

We are excited about the potential for Lynx and its impact on our company. We expect to begin taking orders in this quarter, with the first general market deliveries in the June quarter.

In our food packaging business, we continue to generate strong customer interest for our portfolio of high-speed packaging robots, SoftPIC gripping products and Adept PAC packing solutions, as well as continued positive PR around our Earthbound Farms application. And while food packaging continues to be one of Adept’s strongest markets for our robotic components through our integration channel partners, we have been slow to translate this excitement to the same level of success for our Adept PAC natural food packing solutions, in part because Adept PAC packaging solution targeted at a conservative customer base and a new segment of the market, but also in part because natural food customers want a fully integrated packaging line, for which Adept PAC is a small piece. To expand growth opportunities for Adept in this emerging space and provide more complete solutions for our customers, we are changing our Adept PAC and SoftPIC go-to-market strategy from a direct end user model to a channel-based line integration model where we provide our customers a fully integrated line through value-added integration partners, consistent with the rest of our food packaging business. This strategic step will reduce our average selling price per unit and allow us to gain considerable leverage through access to many diverse application segments within the food industry and enable us to serve a broader set of customers with a fully integrated line. SoftPIC continues to be a major differentiator in automated natural foods product handling and provide access to applications that previously could not be automated using conventional gripping solutions.

Finally, in our core markets, we launched two products at the Automate trade show that extend the solution sets that we provide to our traditional robot customers. The first is FlexiBowl our new vision-based robotic parts feeder, which simplifies the feeding of component parts to our robots; and the second is Lynx, our mobile robot platform which automates the delivery of components to the line. Philips in the Netherlands utilized our robot in an earlier version of our flexible feeding product to automate their factory and bring back manufacturing from China to the Netherlands. Using flexible automation is the only way the factory could accommodate the 600 different variations of shavers that it needed produce. This is an excellent example of a growing trend in manufacturing, where flexible automation enables consumer products companies to produce their growth in the markets they sell to. Lynx allows those customers to extend their automation from the assembly line to the warehouse, further improving their ROIs.

Wrapping up, our priority is to return the company to generating cash. We restructured the business to significantly lower the breakeven and provide a model with substantial leverage. We believe we can return the company to profitability while successfully penetrating our new initiatives in both mobile and packaging, where Adept can become a leader.  Press garnered of late on our Phillips installation and in the New York Times and on 60 Minutes about the company reflect the momentum that robotics is gaining in the economy and reinforces that Adept’s long-term mission and the opportunities for the company remain on target.

I’ll now turn the call over to Mike for a review of our financials.

Mike:
Thank you, John, thank you. Let me summarize the financial results for our second quarter. I realize this information is contained in our earnings release, so I will be brief and add explanatory information where appropriate.

Revenues for Adept’s fiscal 2013 second quarter were $10.8 million, below $15.2 million in revenue for the second quarter of last fiscal year and down slightly from 11.4 million in revenue during the previous first fiscal quarter of 2013. We reported a gross margin of 31.8 percent of revenue, well below both the 43 percent gross margin in the second quarter of fiscal 2012 and also below the 41.4 percent gross margin in the previous quarter. However, most of this decrease in gross margin was due to non-cash reserves for excess and obsolete inventory of $875,000 resulting from lower projections of demand during the economic slowdown and the obsolescence of some older products.

GAAP operating expenses for the second fiscal quarter totaled $8.8 million. The quarter’s operating expenses included 392,000 in restructuring expenses incurred in connection with the company’s reduction in force in early November of 2012, and additionally included a $1.7 million non-cash charge for the impairment of goodwill and certain intangible assets associated with the company’s acquisition of InMoTx in January of 2011. This impairment reflects John’s comments on refocusing our packaging strategy to a channel-based model using our integration partners. Excluding these charges and restructuring expenses, ongoing operating expenses for the second quarter totaled 6.65 million, down from $7.4 million in the prior quarter.

As John noted, we bolstered our balance sheet with an equity investment and implemented an aggressive program to increase cash flow. We believe that by the fourth fiscal quarter of this year, we will have lowered our cash flow breakeven by approximately $15 to $16 million in annual revenue. Of course, we understand that cash generation is a necessary but not sufficient condition for success, so we made these changes thoughtfully in the context of not harming our key product development efforts and market expansion initiatives while stabilizing our employee and management team.

During the quarter we paid off the balance on our credit line, ending the quarter with $6.9 million in cash and no bank debt. With that, I will now turn the call over to the operator for questions.

Operator:
Thank you, sir. We will now begin the question and answer session. As a reminder, if you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star followed by the two. Also, if you're using speaker equipment, you will need to lift the handset before making your selection. One moment, please, for our first question. Our first question is from line of [REMOVED BY ADEPT]. Please go ahead, sir.

Q:
Hi, John and Mike. Thanks for taking my question. I guess focusing first on the cost reductions and trying to build some perspective around it, the press release made reference to $6 million in annualized savings and then, Mike, your comments on the breakeven point, can you give us a sense of the $6 million in cost savings? Is that relative to the close to $30 million in open that you had in '12 or, I guess, give us a sense of what type of operating expense level you expect going forward. And then the other question on the revenue breakeven is what is your perceived breakeven revenue level at this point?

Mike:
Let me handle the expense one first. The $6 million in annual savings is relative to the spending for expenses that we had before these changes were made. If you look at the fourth quarter of the last fiscal year and the first quarter of this fiscal year, we had about $7.4 to $7.5 million in operating expenses, excluding restructuring and other one-time things. That was our burn rate then. We have targeted by the end of the second calendar quarter of this year, the last fiscal quarter, to be down to about $6 million per quarter total operating expense. That’s where the $1.5 million came from. That's a $1.5 million per quarter in operating expense savings. We’re not there yet. A significant portion of that was the reduction in force(?) as well as spending savings up and down the board that we’re initiating right now. Some of it has to phased in because of annual contracts for things like IT and stuff. We don’t expect to get fully to the $6 million per quarter operating expense level until the fourth fiscal quarter of this year.

Now the $15 to $16 million reduction in breakeven, I just used arithmetic there. I didn’t improve our gross margin. Right now we are running around a 40 percent gross margin. I simply took -- incidentally that’s something we are also looking at. I mean we're very, very strongly looking at that. Those are longer term savings because they require product redesign, negotiating with suppliers. I didn’t include that. But if you just take our existing 40 percent gross margin and divide that into the $6 million in operating expense savings, that’s a reduction of revenue for breakeven of about $15 or $16 million a year. That would get us to a revenue breakeven in the low $50 million range, $52, $53, plus or minus a couple of million dollars. And that's a cash flow breakeven, EBITDA breakeven. It’s not a net income breakeven because there are non-cash expenses that we incur, and you'll see that in the reconciliation to GAAP on the last page of our press release.

Q:
That’s very helpful. I appreciate that. And then, John, can you give us some additional color on what you’re seeing in the end markets for your core business? You had mentioned that it's feeling like a bottom. Can you expand upon that a little bit?

John:
Sure. First off, as we all can appreciate, the revenues are down substantially from where they were six to nine months ago. That kind of level of fall off, it’s broad-based, it across geographic segments, US, Europe and Asia, and across the technology segments, such as our disk drive sector. We have seen an increase, a modest increase in activity as we ended the quarter. And based off of the demand and just the outlook, it appears that the situation has started to stabilize and that we can start to look to build the company from here.

Q:
That’s helpful. And then one final question. We’re familiar with the target model you had put before with the three different segments with Mobile Robots and packaging solutions becoming an increasing part of the mix. With the change in go-to-market strategy, what are your margin expectations for the packaging solutions business now with more of a component-based I guess approach versus a full system?

John:	Are you talking about the gross margin or operating margin?

Q:	Both.

John:
One of the things that we've tried to do as we went through our restructuring within this was to, as Mike said, preserve our growth opportunities. But also, as a company that’s 20 percent down in terms of headcount from where we were, it was really important for us to maximize the leverage that we could get across all of our activities. And so, the strategy in packaging is rather than try and build this direct presence to market, which has taken longer to get off the ground for the reasons I mentioned in the script, that we want to start to leverage our traditional channels to market into packaging. Packaging, food packaging, food in particular and packaging in general, has been one of our largest segments for the last several years and we’ve been largely trying to go around that to build a direct presence to market. For now, it makes more sense for us to try and leverage channel partners to deliver a more integrated line, which is really what food customers want, and to do that it'll allow us to be more efficient in terms of our ability to get to market.

From a gross margin standpoint, the model hasn’t changed. We would expect to do the same gross margins that we had modeled in our original plan. The net result of the businesses on a transaction basis, we’re going to transact about a third of the total revenue for sales(?) that we’ve got but we should transact a lot more sales as we go forward and so the net contribution in the long run we believe will be better than trying to build a direct presence.

In mobile, we have a two-pronged strategy. Part of it is to leverage our existing channels to market that we already have in place. Again, a common theme here. We got great, great feedback at the show about this product and the uniqueness of it and its ability to solve a wide array of mature handling applications. One part of the effort is to drive that into our traditional channels and build a more complete product portfolio for those customers. And that's gotten some great traction. The second piece is to develop some direct channels to market. We've obviously started in the semiconductor market and continue to executive well on our milestones with our key customer and we’ll look for additional OEM channels that we talked about with some of the warehousing OEMs to get that product to market. I think that will get us the most efficient sales channel for us to scale revenues and it should allow us to continue to move these businesses forward as we initially modeled. Does that help?

Q:	Yeah, it’s very helpful. Thank you. I’ll jump back in the queue.

Operator:	Our next question is from the line of [REMOVED BY ADEPT]. Please go ahead.

Q:	Good afternoon, how are you guys?

John:	Good [REMOVED BY ADEPT]. How are you?

Q:
Well thank you. I just want to make sure I understood the breakeven point assuming a 40 percent gross margin and assuming the costs that are coming out by the end of the fourth quarter should be $52 to $53 million of revenue. Is that right?

Mike:	That’s what we are targeting and modeling at.

John:	Cash breakeven.

Q:	No, totally get it. Yeah. I just wanted to make sure I understood. Then also, in your prepared remarks you mentioned the first robots has been deployed in the fab; ten more systems have been ordered?

John:	Yes.

Q:	For a total of 22, is that what you said?

John:
Yeah. This customer, we put seven in the fab last spring of the earlier version of products we had. We delivered the first four of the brand new Lynx generation at the end of the December, and we received an order for ten and there's one leftover from the previous order, so a total of 11 that will go in in the next deployment.

Q:	I’m sorry, four were delivered in December or four were ordered in December?

John:	Four were delivered in December and now we have in backlog. We have a total of 11 units that are scheduled for delivery.

Q:	And if they were to deploy fab-wide, how many units might they want?

John:
The model we've looked at with them and I think a little bit of validation still needs to be -- I'll give you a broader range. But somewhere between 50 and 60 units in this first fab is what they've modeled for that.

Q:	And what's the ASP on these units?

John:	Round number is $100,000.

Q:	That’s very helpful. Thank you guys; appreciate it.

Operator:	Our next question is from the line of [REMOVED BY ADEPT]. Please go ahead.

Q:	Hi, John. How are you doing?

John:	I'm good, [REMOVED BY ADEPT]. How are you?

Q:	Good, very good. Following up on this fab, does this customer own other fabs and would this solution apply in those?

John:
Yes, it would. The good news about semiconductor is it's a highly consolidated industry. There's only a small set of customers that are out there. The positive side to that, of course, is it’s every customer typically wants multiple facilities and multiple platforms.

Our first target application for our Mobile Robots product is 200 millimeter. It may sound odd, because obviously most of the current deployments today are 300 millimeter and there's even talk about a 450 millimeter. But it turns out that almost all of the 200 millimeter fabs are still a large percentage of the overall fab capacity today and almost all of them are not automated when it comes to moving cassettes of wafers around their process tools. It presents a ripe market. We’ve talked about in past conference calls about that segment being $200 to $300 million market. Nothing that we've seen to date would tell us it's different than that. We believe there's substantial opportunity in the future to scale this to many customers beyond simply our first lead customer.

Q:	And how long -- now the breakeven, I assume the 200 millimeter fabs will slowly become irrelevant. But the breakeven on if they buy the robot, how long is it roughly?

John:
I think we have on our website, we have a posting from our lead customer in semiconductor who had modeled that they were getting a $500,000 to $600,000 and I think maybe $800,000 for the year annual savings in cost savings. But the short answer is that in a fab in Asia that runs in typically a four shift operation, these robots have, some are between 12 and 18 month payback period. If you look at just our general mobile robot products, the length, the value proposition looks like in a Western economy like the US or Europe that again, even in a two shift a day operation you can achieve a 12 to 18 month payback on this technology. Right now, that’s pretty attractive.

Q:
And these 200 millimeter fabs, do they have, I mean obviously we don’t know how long they’ll last before they don’t make sense. But, I mean, do they have a five or 10 year lifetime ahead of them or do you know?

John:	I can answer that. But I guess I’ll just refer to Mike: who started his career at Intel. He could probably provide more color on how fabs think about the longevity.

Mike:
They like to get them to the point where they’re generating cash. Fabs cost a huge amount of money. Obviously 300 millimeter fabs, there aren’t too many companies on the face of this earth that can build them and the equipment that goes into them is amazingly expensive. I think that the, and this is my personal opinion because I haven't been in the semiconductor business for a while, the lifetime of fabs always seems to be longer than people expect when they build them and I think that’s the case here too.

John:
Frank, there’s no sign in the customers we’ve talked to. There’s no sign about their taking these production tools offline and revamping the fab. Our belief is a long life is still left in these operations(?).

Q:	Real good. And I guess you’re working with other fab companies besides your lead customer. I don’t know how interested they are or how far along those are. But is there anything else imminent?

John:
We have been in discussions with a number of other customers. We’ve been throttling back the push until we have this first customer really ramped up with enough of these robots that we’re confident we’ve got -- there aren’t any risk elements are associated with it. Right now, we've put the first of our new Lynx into their factory in December, started running them in January. We want a little more time on those before we open the floodgates to everybody else. But, we're feeling good about the progress we’re making and have really executed to milestones very quickly in the mobile side of the business.

Q:	And then are you saying like these material handling applications are the next opportunity for the Lynx where there could be a major impact or what do you see as the next big opportunity for Lynx?

John:
What’s good about Lynx is it’s a horizontal-based platform. And if you haven’t looked on our website to see it, you’re really in for a treat. It’s a beautiful product and we got tremendous reviews of that product at the show. We're(?) in the home category now to materials handling, which is very exciting.

What’s good about it: We built it as a base platform that can target a range of markets. Obviously we started in semiconductor. We've got an application developed on top of it for moving cassettes around fabs. I think that’s an application that will do well. We’ve got an existing relationship with Swisslog, who is our OEM partner to the healthcare industry, the hospitals. They've deployed about 20 of our previous generation Mobile Robots in hospitals. They’ve been anxiously awaiting the Lynx version because it's a really significant enhancement to the product that will improve the ROI. That's a good segment. It's also a good segment for us to partner with an OEM like Swisslog so that we don’t have to -- we are not going to develop a channel to market there directly because Adept doesn't have a presence in hospitals.

Another broad segment is going to be warehouses. As I mentioned at the ProMat show, in two of the top half dozen material handling companies in the world they've demonstrated our Lynx product in their booths. Their business will certainly have potential to be -- does(?) have an impact on our company. It's an OEM customer so it may take a little time for them to build it into a product portfolio. But that’s an exciting segment.

And then the last, which really became clear at the show is that there's a substantial market for us within our existing base of customers who need to move goods around their factory. We also believe, always believed production logistics represented a good opportunity, but we are very pleased with how well Lynx connects to the rest of our robotic product line. And the good news you can all appreciate is if we can give our salespeople move tools to sell to the same customer, it increases ASP and increases the revenue per customer that we get and the efficiency of our sales organization. Those are really good, positive things that came out of the show.

Q:	These manufacturers are a lot of those direct customers who are already -- like Phillips. Is that someone who bought directly from you, John, or did you go through some kind of OEM?

John:
Pertaining to Phillips, we had a direct relationship with them, but the systems were deployed by some of our integration partners. Phillips is a great example. I think that’s a customer who had used our traditional robots for assembly. They’ve used our flexible feeders, flexible being our newest version of it. They use our flexible feeders to feed their robots to create this automated assembly line and provide that flexibility to allow them to build 600 different shaver models. They can now use our Mobile Robots to bring product to and from the line, rather than doing it by hand or doing it with conveyors. And so, that’s a great of example of a customer and we've got a number of customers like that who will be potential candidates for Lynx as a delivery vehicle inside their facilities. These products are simple enough that in many cases those customers could deploy them without having to get a third-party channel partner involved to do it.

Q:
And then, I don’t want to take too much of everybody’s, but the one time you mentioned like that company that Amazon acquired, they had to have a grid, which I guess is expensive to install across the warehouse. But this has the intelligence; that means it’s a lot easier for them to install or is that -- I mean, what are your thoughts in that area?

John:
That's a great question, [REMOVED BY ADEPT] and it’s a really important one. The company is called Kiva Systems, a really nice company, great solution that they develop for a targeted vertical application which was automated fulfillment for e-commerce companies. And it’s a good solution. The downside of their solution was that it had to be installed in a purpose built facility. You would have to clear out a space, lay down a bunch of markers and build a gate around that facility so that the robots could operate without having to interact with people.

The power of our technology and our Lynx product is that it can be deployed in an existing facility with existing people, existing constraints like desks and chairs and boxes and everything else you normally would see. That’s exactly what we’re doing inside our semiconductor application. There is no way a solution from Kiva could solve that because you can’t reorganize the whole factory and line everything up in a grid pattern and make all the people leave so that the robots can operate without exception.

One of the most powerful things about our Lynx product is the ability to handle an exception, to deal with people who have interact with it, to deal with a desk that’s moved into a position where they add a pallet product that wasn’t there before. It makes it very easy to deploy into existing facilities without having to make substantial infrastructure changes and that’s the real powerful attribute of this product.

Q:	Well, thanks John, I’ll let somebody else, get on the line.

Operator:	Thank you. Our next question is from the line of [REMOVED BY ADEPT]. Please go ahead

Q:	Hi, John and Mike, how are you guys?

John:	Hello [REMOVED BY ADEPT], how are you?

Q:	Good. A few questions I have. First of all, can you give us any idea on the book to bill this quarter or incoming orders?

John:	For the December quarter?

Q:	For the quarter just ended.

John:	We don’t publish it, but I will l say that it was positive.

Q:
It was positive. Now if I go back in the past, maybe nine months ago or a year ago Earthbound was supposed to be a terrific customer and we were all hoping there was going to be some add-on business from other customers like Earthbound. Why has the going become really slow on that? Is it an executional situation with your salespeople or is competition fierce that you can’t penetrate that particular market?

John:
It’s not a competition situation and Earthbound is a great example. They've spent the last -- We've installed eight systems there. They spent the last six months digesting them, coming up the curve and supporting them. They do have additional systems that they will deploy. But it’s just been taking a lot longer for them to get to a point where they're comfortable moving to the next level and filling out their factory. That’s one.

Number two, and I think we underestimated this when we put the model together, this is a very -- we knew it was a conservative industry, but it’s proven to be extremely conservative in how they source equipment. And really what they’re looking for is not a point solution like ourselves, but they want someone to take responsibility for the whole line, which is not only ourselves like a box erector and an easy(?) conveyor and a case sealer and a host of other pieces of equipment so that they have a single person to be responsible for the output of that whole line. And we don’t want to be in that segment of the business because it’s too far away from our core competency.

And so what we want to do is we want to get back to our knitting which is really the high speed robots, the vision controlling software, the SofTech grippers. The SofTech gripping technology is still a huge enabler and our strategy has been only to deploy it with our existing solutions. What we're going to do differently going forward, we’re going to build a closer relationship with our line integration partners and we’re going to make our SofTech gripping technology available to them, which is attractive to us because our goal is to get many of those tools in operation so that we can get the consumable revenues that we talked about. This should be away that we can get SofTech into the market faster and over time build a better consumables model than we could if we try and do it directly ourselves. That’s kind of, I guess, an overview of what's lead to where we are today. Does that answer your question, Sam, or did I not answer it?

Q:
Mostly. But I know when I was on the call and I had some notes, John(?), I think head of sales, answered the question and he also said to me -- I don’t know if he’s on the call today or not. He also said that there were other beta sites that were up and running and that they would become orders pretty quickly. Has that been thrown out? I mean, have you lost those orders? Are they not going to happen? I mean, can you give me some update on that?

John:
Sure. No. There's still a good pipeline for opportunities. It just it's taken a lot longer. There were a number of orders that I expected in the July, August, September timeframe that still haven't come in. It's an industry that has very conservative buying patterns. They really are risk-averse and in a number of cases it’s a big enough expenditure that they need to go and they even need to take a substantial reallocation of their current capital budgets or they need to go into a new capital budgeting cycle to be able to get the funds to procure this. And some of those customers that were planning on using funds from different projects, those funds got delayed and it's forced them to wait until the next budgeting cycle to buy.

Earthbound is a good example. They had to wait for 2013 to get the funds appropriated for the next systems that they wanted to buy. So it just took longer.

Q:	John, one would think though if the ROI is so good that they would jump right in, even if they're conservative; but I guess that’s not happening.

John:
Again, I think Earthbound's a good example. They've got eight of these sales(?) in operation. They are getting good returns. As you have seen, they’ve been in a member of high profile publications talking about the value of this technology and it’s taken them it will have been nine months to a year between these first group of launch and when they buy additional units. I don't know what to tell you other than they're getting good ROIs, so obviously very happy with it. But it's still a large capital purchase and these companies take time to get that allocated out through their budgeting process.

Q:	Next question: Over in Europe, Germany is your largest customer?

John:	Germany is our largest individual robot market.

Q:	And have you seen any recent pickup? Because I know their PMI and other debt is coming out a little bit more positive. Have you seen any pickup from them?

John:
Germany is stable. I would expect to see Germany start to improve. I think it’s too early for me to say that it is improving. It's certainly not getting worse. And I would expect that Germany will start to be one of the markets that will recover.

I think it’s important to keep in mind too with Germany that it’s a large exporting economy and one of our big OEMs in Germany is a company that delivers stringing(?) machines for the solar industry, largely in China. And that company had gone from buying in the peak, buying five robots a week from us, down to one robot every two weeks in the December quarter; a very significant drop off. We just got our first order from them last week for additional units. I'm hoping that that’s a customer that we'll start to recover now that the economy is starting to pick up.

Q:	If you look throughout the balance of the year, where would you expect the majority of pick up in revenue to come from, what country and what type of customer?

John:
Well, it fell off across the board and so I hate to give you a really bland answer, but I would expect to see it across our three primary geographies. The US needs to be a better market for us. I think that we made an excellent statement with the Lynx launch at the trade show in January. I think we will see some improvement in our US business. Europe _____, if the economy picks up at all in Europe, then we will see upside in Europe. And I think Asia has got some real nice opportunities for us in the future as the electronic industry starts to automate a lot of the products that got shipped overseas a decade ago. I think we'll start to see more applications there.

There are reasons in all three geographies for us to see our business improve because it fell off in all three geographies when it decayed(?).

Q:
And the last question I have is when you did the most recent financing is there another traunch to that financing that is supposed to come in during the year, or was that the only financing that you did?

John:
That’s the only financing that we did. This investor certainly had deep enough pockets that they could put more money in the company. But the financing we did was a single investment, didn’t have another traunch connected to it.

Q:
The losses you had this quarter and the balance sheet where you have roughly, what, $6.9 million worth of cash and you’re not supposed to be cash positive until perhaps the fourth quarter. Doesn’t that leave you a little short going forward? If you had some big customers that want to make sure your balance sheet is healthy, I know in the past there were discussions that we had that the balance sheet had to be X amount of millions of dollars so customers would feel very comfortable that you’re going to be able to supply them for the next umpteen years. Now it’s again under $8 million. I mean that’s a concern of mine. Should it be a concern or not?

John:	I will let you go first, Mike and then I’ll give my thoughts.

Mike:
Sure. Well, obviously, it has in the past, in the recent past been a concern for the company because of the highly cyclical nature of the business we’re in. Like a lot of capital businesses, you get surprises in a pretty short timeframe. Again, we feel -- and again this is like forward-looking stuff -- but we feel like we’re at the bottom. We've sized the company in terms of revenue. We have sized the company in order to be cash flow neutral at a revenue level that’s not much more than we have right now.

As I said below $50 million annually, that’s about $13 million a quarter. And with $6 million or $7 million in the bank and a 40 percent margin, you can have a couple of million dollars swing in quarterly revenue and it’s not like we have an 80 percent margin on the way down either. We might go through a million, maybe even another million getting to that breakeven point. But it’s not an _____ end(?) thing because the company is very, very sensitive to cash. You can walk down the hall and say, "What do you think?" And everybody says, "Cash flow, cash flow," prioritizing everything we do around cash.

I’m not going to say whistle in the dark(?). But I’m going to say it’s very much in the front of our minds and we do expect to continue with a credit facility. There is additional borrowed money on top of it. I don’t see any need right now given our expectations for additional equity. And I think that we’re sensitive enough to the swings in cash and the unexpected stuff to not let anything put us in a dangerous situation with cash.

John:
I’ll follow up on that. You and I, I think, had this discussion back last springtime. At the time when we had that discussion our net cash was about $3 million, I think, or less. And clearly at that point there was worry from customers about whether we were a long-term supplier. We always would like to have a healthier balance sheet. But our objective here is to get the company generating cash. And if we ever needed to do more financing, we’d like to have it be around working capital because we’ve got to scale the business, not around R&D and expenditures to create a product. And so, we're very sensitive to it.

We know everybody on the call is very sensitive to being diluted and we’re not going to do anything that would put that at risk unless we're at a point where it's do or die. We're very sensitive to raising cash.

Q:
Do you feel the Lynx business that you just showed at the material handling show will be able to drive some of those revenues so you guys can get back to where you were a year and a half ago and then grow from there?

John:
First off, we need to recover our core business as part of that. I think it's what fell off between last spring and now is a lot of revenues out of Europe, some revenues out of the US and some revenues out of Asia, all related to our traditional robotics business. I think with the PR the company is getting from 60 Minutes, the first 60 Minutes perspective there were 15 million viewers who watched the show and we got a number of publications that picked up our Lynx product in part because of the PR we got from 60 Minutes. All of that should bode well for us to start to get some recovery out of our core business.

But then to answer your specific question, Lynx is going to be a tremendous product. We’ve got a lot of excitement about it. We've talked about it too on many of these calls. What’s more attractive to me, obviously it's a new segment. It's a place for us to create the rules. We should get better gross margins. We should get higher ASP. The thing that’s most interesting to me about it is the potential to raise what today is a $65 million, or I’m sorry, $65,000 per order average price, to two, three, four times that with the orders _____ Lynx. And so what it really should do for us besides scaling revenues and improving gross margin is bring a much higher concentration of order size which will do wonders for our fixed sales expense.

Q:	Good luck in the upcoming quarters. Thank you very much, John and Mike.

John:	Thanks for your support.

Mike:	Thank you.

Operator:	Our next question is from the line of [REMOVED BY ADEPT]. Please go ahead.

Q:	Hi. This is [REMOVED BY ADEPT] sitting in for [REMOVED BY ADEPT]. Obviously, the gross margin has dipped quite a bit. I know you’ve modeled that $52 million for fiscal year 2013. Am I correct?

Mike:
Yeah. The term model implies some kind of guidance. We’re sizing the company around cash flow breakeven below(?) $50 million. That low gross margin this quarter you may not have caught at the beginning of my remarks, but almost all the drop off in gross margin was due to excess in obsolete reserve increases we saw in cash.

Q:
I'm just kind of wondering the timeframe as far as when you think you’ll return to your traditional gross margin, and if that’s kind of a one-time item I would think it would be sooner rather than later, right?

Mike:	Yes.

John:
Well, there’s two aspects. Let me just comment. There are two pieces here. One is obviously that. The second is we're running at $11 million a quarter of revenue stream. We have some level of under-absorption in our factory. As revenues come up, we’ll pick up one to three points in under-absorption that we’ve been living with the last few quarters.

Q:	I remember previously, John, you mentioned the softness in Asia being an issue. I'm kind of wondering what you’re seeing there.

John:
I think our Asia business is largely an electronics business. I think if I move from geographic structure to industry level what's soft right now has been our disk drive business. It’s a cyclical industry that sits in Asia. That has dropped off substantially in the last two quarters. Outside of that, the rest of the verticals are solar, which has been soft, and general electronics outside of disk drive, which has also been slow within the year. Those industries tend to fall off quickly, but they also have potential to rise quickly. And I think we’re hopeful that as the year goes on we’ll start to see traction come back in those vertical segments.

Q:	And then speaking of solar directly, do you think you’ll see some pickup by the end of the year? Is that what you’re predicting? I'm kind of going sector-specific, but...

John:	I’m not predicting anything. I’m just saying that our solar revenues in the December quarter were almost zero. It’s hard to imagine it can go anywhere but up from there.

Q:	Thank you.

Operator:	And there are no further questions in the question queue. I’d like to turn the call back over to Mr. Dulchinos for closing remarks.

John:
I want to thank everybody for joining us this afternoon. We know it’s been a very difficult last couple of quarters in terms of revenue. I wanted to assure you that the management team and the executive staff is working tirelessly to bring the company back to cash flow and start generating positive results. We look forward to seeing you on the next call. Thanks.

Operator:
Thank you. Ladies and gentlemen, that does conclude our conference for today. If you’d like to listen to a replay of today’s conference, please dial (303) 590-3030 or (800) 406-7325 and enter the access code 4592752. We’d like to thank you for your participation and you may now disconnect.

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